Pacific Select Fund NSAR 06-30-17

EXHIBIT 77Q1(e) COPIES OF ANY NEW OR AMENDED REGISTRANT
INVESTMENT ADVISORY CONTRACTS



The following documents are included in Registrant's Form Type N1A/B, Accession No. 0001193125-17-14300 filed on April 27, 2017, and incorporated by reference herein:

Amendment to Advisory Fee Waiver Agreement - Large-Cap Growth Portfolio

Amendment to Advisory Fee Waiver Agreement - Floating Rate Loan Portfolio

Amendment to Advisory Fee Waiver Agreement - Comstock Portfolio

Amendment to Advisory Fee Waiver Agreement - Small-Cap Equity Portfolio

Amendment to Advisory Fee Waiver Agreement - Mid-Cap Growth Portfolio

Amendment to Advisory Fee Waiver Agreement - Equity Long/Short Portfolio

Amendment No. 7 to Portfolio Management Agreement - J.P. Morgan
Investment Management Inc.

Subadvisory Agreement - Wellington Management Company LLP